Hawk Exceeding 2010 Expectations
Raises Guidance

CLEVELAND, Ohio – September 22, 2010 – Hawk Corporation (NYSE Amex: HWK) announced today that it is raising its guidance for its full year 2010 net sales and operating income from its previously revised guidance issued on June 23, 2010. The Company is increasing its guidance for 2010 full year net sales to a range of between $241.0 million and $246.0 million from its previous guidance range of between $225.0 million and $232.0 million, as a result of continued strength in demand primarily in its construction and mining and heavy truck markets. This new guidance range represents an increase of between 39.8% and 42.7% over 2009 net sales of $172.4 million.

Based on the impact that these improved sales volumes will have on its financial results, Hawk is also increasing guidance for its 2010 full year operating income to a range of between $36.0 million and $39.0 million from its previous guidance range of between $32.0 million and $35.0 million. This new guidance range represents an increase of between 115.6% and 133.5% over 2009 operating income of $16.7 million.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We continue to see the benefits of the global economic recovery and the focus on infrastructure improvements which play directly into our strength in the construction and mining end markets. The increased demand for the equipment that consumes our friction material is real and sustainable for the foreseeable future. In large part, the demand is being driven by the realization of sales from new business awards won in prior years and sales to developing countries in the global marketplace including China, India and Russia. We have strategically positioned Hawk to service these expanding markets, and our financial results reflect the value that we bring to the equation.”

The Company is reaffirming its previous guidance for depreciation and amortization of approximately $8.0 million, and its effective worldwide tax rate of approximately 35.0%. Hawk is revising its expectation for capital spending in 2010 to a new range of between $6.0 million and $8.0 million from its previous guidance of between $7.0 million and $9.0 million.

As previously announced, Hawk’s Board of Directors has commenced a process to explore and consider possible strategic alternatives, including a possible sale of the Company. Included in the operating income guidance range is an estimate for expenses that have been, or are expected to be, incurred in connection with the exploration of strategic alternatives regardless of whether or not a transaction occurs. Hawk expects these expenses, which were not included in its previous guidance, will be approximately $1.3 million in 2010.

Management has not scheduled a conference call in conjunction with this revised guidance. The Company’s third quarter ends shortly and additional information will be available when the Company reports its financial results in November. In addition and as previously disclosed, Hawk does not intend to disclose developments regarding its exploration of strategic alternatives unless and until its Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also operates a fuel cell components business. Headquartered in Cleveland, Ohio, Hawk has approximately 1,400 employees at 12 manufacturing, research and development, sourcing, sales and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, operating earnings, depreciation and amortization expense, capital expenditures and effective tax rates. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance, the Company’s ability to enter into or consummate a transaction as a result of the exploration and consideration of possible strategic alternatives and the Company’s ability to enhance stockholder value through this process. Other risks are detailed in Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009, its quarterly reports on Form 10-Q, and other periodic filings.

Actual results and events may differ significantly from those projected in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Joseph J. Levanduski, Senior Vice President – Chief Financial Officer
(216) 861-3553

Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com